Exhibit 10.2

UNITED HOMES GROUP, INC

2023 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

United Homes Group, Inc., a Delaware corporation (the “Company”), pursuant to the United Homes Group, Inc. 2023 Equity Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant the number of performance stock units (“PSUs”) set forth below, each of which represents the right to receive one (1) Common Share without any payment for such shares. This Award of PSUs is intended to be a restricted stock unit Award under Section 9 of the Plan. This Award is subject to all of the terms and conditions as set forth in this Performance Stock Unit Grant Notice (this “Notice”) in the corresponding Performance Stock Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Performance Stock Unit Agreement will have the same definitions as in the Plan or the Performance Stock Unit Agreement. If there is any conflict between the terms in this Notice, the corresponding Performance Stock Unit Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: this Notice, the corresponding Performance Stock Unit Agreement then the Plan.

Participant:	(“Participant”)

Date of Grant:	(the “Date of Grant”)

Number of Performance Stock Units Awarded:	(the “PSUs”)

Performance Period:	The Performance Period is the period that begins on the [Date of Grant] and ends on March 30, 2028. Subject to achievement of the Performance Goals (as defined below), the PSUs shall vest upon achievement of the Performance Goals (the “Vesting Date”).

Performance Goals:	One hundred percent (100%) of the PSUs shall vest upon achievement or satisfaction of the following Performance Goals (the “Performance Goals”):

Performance Goals

The VWAP (as defined below) of the Company’s Common Shares over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period is greater than or equal to $18.00.

“VWAP” means with respect to a Trading Day, the volume weighted average price for such Trading Day of one Common Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Trading Day” means any day on which Common Shares are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the Common Shares are trading at the time of the determination.

Whether the Performance Goals have been achieved or satisfied is determined in the sole and absolute discretion of the Committee.

Settlement:	Upon satisfaction or achievement of the Performance Goals, as soon as practicable following the Vesting Date (but in no event later than thirty (30) days following the Vesting Date), the Company shall, or its transfer agent shall, in the Committee’s discretion: (a) transfer one (1) Common Share for each outstanding and vested PSU, (b) transfer cash in an amount equal to the Fair Market Value of the Common Shares underlying the vested PSUs, or (c) transfer a combination of cash and Common Shares.

Forfeiture:	If the Performance Goals are not satisfied as of the last Trading Day of the Performance Period, the PSUs shall be immediately forfeited and canceled without any payment due therefore.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Performance Stock Unit Agreement and the Plan. Participant acknowledges and agrees that this Notice and the corresponding Performance Stock Unit Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Performance Stock Unit Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding this PSU Award and supersede all prior oral and written agreements, promises and/or representations on that subject.

In the event the Common Shares have not been registered under the Securities Act of 1933, as amended, Participant shall, if required by the Company, deliver to the Company a stock restriction agreement presented by the Company, along with any other agreement among the Company and its stockholders that the Company requires be executed by Participant, including an agreement which provides that Participant may not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, with respect to the Common Stock or other securities of the Company held by Participant during the one hundred and eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, or such other applicable period as the underwriters or the Company shall reasonably request consistent with other shares issued in accordance with the Plan. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to any such restricted securities until the end of such period.

By accepting these PSUs, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Signatures on Following Page

UNITED HOMES GROUP, INC.	PARTICIPANT:

By:
Signature

Title:	Date:

Attachments: Performance Stock Unit Agreement; United Homes Group, Inc. 2023 Equity Incentive Plan

UNITED HOMES GROUP, INC

2023 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Pursuant to Participant’s Performance Stock Unit Grant Notice (the “Grant Notice”) and this Performance Stock Unit Agreement (this “Agreement”), United Homes Group, Inc., a Delaware corporation (the “Company”) has granted Participant the number of PSUs under the United Homes Group, Inc. 2023 Equity Incentive Plan (the “Plan”) indicated in Participant’s Grant Notice, each of which represents the right to receive one (1) Common Share or a payment in cash equal to the Fair Market Value of one (1) Common Share as of the Vesting Date. The PSUs are granted to Participant effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, this Agreement and the Plan, then such conflict shall be resolved by giving such documents precedence in the following order: the Grant Notice, this Agreement then the Plan. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of the PSUs, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.            Vesting; No Shareholder Rights.

(a)            The PSUs will vest upon achievement of the Performance Goals set forth in Participant’s Grant Notice. If Participant’s employment or other association with the Company and its Affiliates ends for any reason prior to the Vesting Date, including because of Participant’s employer ceasing to be an Affiliate, all PSUs shall be immediately forfeited and canceled without any payment due therefore.

Notwithstanding the foregoing, if Participant’s employment or other association with the Company and its Affiliates is terminated by the Company without Cause, by Participant for Good Reason, or in connection with a Change in Control, Participant’s PSUs shall immediately become one hundred percent (100%) vested and will be settled according to Section 3(a) within thirty (30) days following Participant’s termination. For purposes of this Section 1(a), the terms “Cause” “Good Reason” and “Change in Control” shall have the meanings given to such terms in in that certain Employment Agreement by and between the Company and the Participant dated as of __________ _____, 20__, as it may be amended from time to time.

(b)            If the Performance Goals are not satisfied as of the last Trading Day of the Performance Period, the PSUs shall be immediately forfeited and canceled without any payment due therefore.

(c)            Participant will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to any PSUs unless and until the Performance Goals have been achieved or satisfied and the Company has issued and delivered Common Shares to Participant and Participant’s name shall have been entered as a stockholder of record on the books of the Company.

2.            Number of PSUs. The number of PSUs are set forth in Participant’s Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 12 of the Plan.

3.            Settlement. Subject to Section 8 and upon satisfaction or achievement of the Performance Goals, as soon as practicable following the Vesting Date (but in no event later than thirty (30) days following the Vesting Date), the Company shall, or its transfer agent shall, in the Committee’s discretion: (a) transfer one (1) Common Share for each outstanding and vested PSU, (b) transfer cash in an amount equal to the Fair Market Value of the Common Shares underlying the vested PSUs, or (c) transfer a combination of cash and Common Shares. Such transfer shall be contingent upon compliance, to the satisfaction of the Committee, with all requirements under applicable laws or regulations in connection with such transfer and with the requirements of this Grant Notice, the Agreement, and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Participant. Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Shares subject to the Grant Notice and this Agreement unless and until the Company or the transfer agent shall have transferred the Common Shares to Participant, and Participant’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, Participant shall have full voting, dividend and other ownership rights with respect to such Common Shares.

4.            Securities Law Compliance. In no event shall the Company deliver Common Shares upon vesting of the PSUs unless such shares are then registered under the Securities Act or, if not registered, the Company has determined that the issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of Common Shares is also subject to compliance with all other applicable laws and regulations and shall be subject to any applicable lockups and restrictions on resale.

5.            Other Terms.

(a)            In considering the acceptance of this award of PSUs, Participant understands, acknowledges, agrees and hereby stipulates that Participant should use the same independent investment judgment that Participant would use in making other investments in corporate securities. Among other things, stock prices will fluctuate over any reasonable period of time and the price of Common Shares may go down as well as up. No guarantees are made as to the future prospects of the Company or the Common Shares. No representations are made by the Company.

(b)            Notwithstanding anything to the contrary in this Agreement, the Common Shares issued under this Agreement, any other performance or restricted stock unit agreement or any stock option agreement, and all amounts that may be received by Participant in connection with any disposition of any such Common Shares shall be subject to applicable recoupment, “clawback” and similar provisions under law, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, other applicable law or otherwise.

6.            Transferability. Except as otherwise provided in this Section 6 or in the Plan, the PSUs are not assignable or transferable, except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the PSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the PSUs or any attempt to make any such levy of execution, attachment or other process will cause the PSUs to terminate immediately, unless the Chief Legal Officer of the Company, in his or her sole discretion, specifically waives applicability of this provision.

(a)            Certain Trusts. Upon receiving written permission from the Chief Legal Officer of the Company, Participant may transfer the PSUs to a trust if Participant is considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the PSUs are held in the trust. Participant and the trustee must enter into transfer and other agreements required by the Company.

(b)            Domestic Relations Orders. Upon receiving written permission from the Chief Legal Officer of the Company, and provided that Participant and the designated transferee enter into transfer and other agreements required by the Company, Participant may transfer the PSUs pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument that contains the information required by the Company to effectuate the transfer. Participant is encouraged to discuss the proposed terms of any division of these PSUs with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)            Beneficiary Designation. Upon receiving written permission from the Chief Legal Officer of the Company, Participant may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to administer its equity program, designate a third party who, on Participant’s death, will thereafter be entitled to receive the Common Shares or other consideration in settlement of the vested PSUs. In the absence of such a designation, Participant’s executor or administrator of Participant’s estate will be entitled to receive, on behalf of Participant’s estate, the Common Shares or other consideration in settlement of the vested PSUs.

7.            PSUs not a Service Contract. The PSUs are not an employment or service contract, and nothing in the PSUs will be deemed to create in any way whatsoever any obligation on Participant’s part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue Participant’s employment or service. In addition, nothing in the PSUs will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that Participant might have as a member of the Company’s Board or a consultant for the Company or an Affiliate.

8.            Withholding Obligations.

(a)            At the time the PSUs vest, in whole or in part, and at any time thereafter as requested by the Company, Participant hereby agrees to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the vesting and settlement of the PSUs.

(b)            In the event that Participant fails to make the adequate provisions contemplated by Section 8(a) above, then, subject to compliance with any applicable legal conditions or restrictions, the Company shall have the option in its sole discretion (but not the obligation) to withhold from fully vested Common Shares otherwise issuable to Participant upon the settlement of the PSUs a number of whole Common Shares having a Fair Market Value, determined by the Company as of the date of vesting or settlement as applicable, not in excess of the amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the PSUs as a liability for financial accounting purposes).

(c)            The Company assumes no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any RSU. Neither the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the PSUs. Participant should consult with Participant’s personal tax advisor regarding the tax ramifications, if any, which result from receipt of the PSUs, the subsequent issuance, if any, of Common Shares on settlement of the PSUs, and subsequent disposition of any such Common Shares. Participant acknowledges that the Company may be required to withhold federal, state and/or local taxes in connection with the vesting and/or settlement of the PSUs. No PSUs will vest or be settled unless and until Participant has made the adequate provisions contemplated by Section 8(a) or the Company has exercised its option to withhold the necessary amount of Common Shares pursuant to Section 8(b) above. The Company will have no obligation to issue a certificate for Common Shares in respect of the PSUs unless the obligations set forth in this Section 8 are satisfied.

9.            Section 409A; Tax Consequences. It is the Company’s intent that payments under this Agreement and Grant Notice shall be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, Grant Notice or any employment agreement Participant has entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Participant by reason of termination of Participant’s employment, then (a) such payment or benefit shall be made or provided to Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six (6) months and one day after the date of Participant’s separation from service (or earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. Participant hereby agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes Participant’s tax liabilities. Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the PSUs or Participant’s other compensation.

10.          Notices. Any notices provided for in this Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and these PSUs by electronic means or to request Participant’s consent to participate in the Plan by electronic means. By accepting these PSUs, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.          Agreement Summaries. In the event that the Company provides Participant (or anyone acting on Participant’s behalf) with summary or other information concerning, including or otherwise relating to rights or benefits under this Agreement (including, without limitation, the PSUs and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit A, the Grant Notice, this Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

12.          Acknowledgements. Participant understands, acknowledges, agrees and hereby stipulates that: (a) Participant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the PSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) Participant has carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement; (d) Participant has asked any questions needed for Participant to understand the terms, consequences and binding effect of this Agreement and Participant fully understands them; (e) Participant was provided an opportunity to seek the advice of an attorney and/or a tax professional of Participant’s choice before accepting this award of PSUs and (f) the obligations and restrictions set forth in this Agreement are fair and reasonable. In addition, Participant understands, acknowledges, agrees and hereby stipulates that (1) Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other award materials by and among the Company and its Affiliates for the purpose of implementing, administering and managing participation in the Plan; (2) Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan; (3) Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan; (4) Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan; (5) Participant understands that Participant is providing the consents herein on a purely voluntary basis.; (6) if Participant does not consent, or if Participant later seeks to revoke consent, or instruct the Company to cease the processing of the Data, Participant’s employment status will not be adversely affected and the only adverse consequence of refusing or withdrawing Participant’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Participant PSUs or any other equity awards or administer or maintain such awards; and (7) Participant understands that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan.

ATTACHMENT II

UNITED HOMES GROUP, INC.

2023 EQUITY INCENTIVE PLAN

(attached)